EXHIBIT 99.1

Chemung Financial Reports Fourth Quarter and Full-Year 2013 Earnings

ELMIRA, N.Y., Jan. 30, 2014 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, reported fourth quarter ended December 31, 2013 and full-year net income and earnings per share. Highlights for the fourth quarter and full year include:

  In the fourth quarter, the Corporation completed the acquisition of six former Bank of America branch offices located in Cayuga, Cortland, Seneca and Tompkins counties in New York. As part of the transaction, the Corporation acquired approximately $177.7 million in deposits and $1.2 million in loans. The acquisition is expected to be accretive to earnings in 2015. The Corporation now operates 31 branch offices in New York and 3 branch offices in Pennsylvania. This is the fourth acquisition over the past five years for the Corporation.

  Net income for the fourth quarter of 2013 was $1.5 million, or $0.32 per share, compared with $2.1 million, or $0.46 per share, for the same quarter in the prior year. Excluding pre-tax items of $0.5 million in gain from bargain purchase and $1.2 million in acquisition expenses, core net income for the fourth quarter of 2013 was $1.7 million, or $0.37 per share. The gain from bargain purchase represents the excess fair value of net assets acquired in the branch acquisition completed in the fourth quarter of 2013.

  Net income for the twelve months ended December 31, 2013 was $8.7 million, or $1.87 per share, compared with $11.0 million, or $2.38 per share, for the same period in the prior year, a decrease of $2.3 million, or 20.8%. Excluding pre-tax items of $0.5 million in gain from bargain purchase and $1.4 million in acquisition expenses, core net income for the twelve months ended December 31, 2013 was $9.1 million, or $1.96 per share. Excluding pre-tax items of $0.3 million in net gain on securities transactions and $0.8 million in casualty gains, core net income for the twelve months ended December 31, 2012 was $10.4 million, or $2.23 per share.

  Net interest margin for the fourth quarter of 2013 was 3.66%, compared with 3.84% for the preceding quarter and 3.98% for the fourth quarter in the prior year. Net interest margin for the twelve months ended December 31, 2013 was 3.85%, down from 4.07% for the same period in the prior year, while average interest-earning assets increased $59.3 million.

  Non-performing assets to total assets ratio was 0.61% at December 31, 2013 compared with 0.53% at December 31, 2012.

  Book value per share was $29.67 at December 31, 2013 compared with $28.20 at December 31, 2012, an increase of $1.47, or 5.2%. Tangible book value per share was $23.63 at December 31, 2013 compared with $22.40 at December 31, 2012, an increase of $1.23, or 5.5%.

  As a result of the branch acquisition, the tangible equity to tangible assets ratio decreased to 7.62% at December 31, 2013, compared with 8.53% at December 31, 2012.

  Dividends declared during the quarter ended December 31, 2013 were $0.26 per share compared with $0.25 per share for the prior year, an increase of 4.0%. Dividends declared during the twelve months ended December 31, 2013 were $1.04 per share compared with $1.00 per share for the prior year, an increase of 4.0%. For 2013, the dividend yield was 3.0% on the Corporation's stock.

  The Corporation was added to the Russell 3000 Index, which measures the performance of the largest 3,000 publicly held U.S. companies based on total market capitalization. In addition, the Corporation has met the listing requirements for inclusion in the NASDAQ Global Select Market effective January 2, 2014.

Ronald M. Bentley, President and CEO stated, "As expected, 2013 was an eventful and challenging year as earnings came under pressure from net interest margin compression. The single best strategy to combat margin compression is to grow our balance sheet, so we were pleased with the acquisition of six branch offices in contiguous markets during the fourth quarter of 2013. This transaction becomes increasingly accretive to earnings as we channel the acquired deposits into loans over the next few years."

Mr. Bentley stated, "In addition to the acquisition, we experienced solid organic growth in both loans and deposits during 2013. Commercial loans increased $64.5 million, or 14.2% and consumer loans increased $42.4 million, or 17.7%. Excluding the deposits acquired in the branch acquisition, organic growth in deposits was $40.9 million, or 3.9%."

"Our inclusion in the Russell 3000 Index is another opportunity to increase the liquidity in our shares for current and future shareholders," said Mr. Bentley. "This listing certainly aids in our effort to increase the visibility of the Corporation within the investment community," Bentley added.

Summary:

Chemung Financial Corporation reported net income of $1.5 million for the fourth quarter of 2013, a decrease of $0.6 million, or 30.2%, compared with $2.1 million for the same period in the prior year. Earnings per share for the fourth quarter of 2013 totaled $0.32, compared with $0.46 for the same period in the prior year. Return on average assets and return on average equity for the fourth quarter of 2013 were 0.42% and 4.34%, respectively, compared with 0.67% and 6.33%, respectively, for the same period in the prior year.

Core net income for the fourth quarter of 2013 was $1.7 million, or $0.37 per share, compared with $2.1 million, or $0.46 per share, for the same period in the prior year. Core net income for the current quarter excluded $0.5 million in gain from bargain purchase and $1.2 million in acquisition expenses. The decrease in core net income was due primarily to increases of $0.9 million in the provision for loan losses and $0.7 million in non-interest expense. These items were partially offset by increases of $0.5 million in net interest income and $0.6 million in non-interest income. Core return on average assets and core return on average equity for the fourth quarter of 2013 were 0.49% and 5.09%, respectively, compared with 0.67% and 6.33%, respectively, for the same period in the prior year.

Net income of $1.5 million for the current quarter ended December 31, 2013 represents a decrease of $0.7 million, or 31.8%, from net income of $2.2 million for the preceding quarter ended September 30, 2013. The decline in earnings was due primarily to an increase of $2.7 million in non-interest expense, which included $1.2 million in acquisition expenses. These items were partially offset by increases of $0.6 million in net interest income and $0.9 million in non-interest income, which included $0.5 million in gain from bargain purchase. Earnings per share for the current quarter totaled $0.32 compared with $0.47 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.42% and 4.34%, respectively, compared with 0.67% and 6.45%, respectively, for the preceding quarter.

Net income for the twelve months ended December 31, 2013 was $8.7 million, a decrease of $2.3 million, or 20.8%, compared with $11.0 million for the twelve months ended December 31, 2012. Earnings per share for the twelve months ended December 31, 2013 was $1.87, compared with $2.38 for the twelve months ended December 31, 2012. Return on average assets and return on average equity for the twelve months ended December 31, 2013 were 0.67% and 6.50%, respectively, compared with 0.88% and 8.41%, respectively, for the same period in the prior year.

Core net income for the twelve months ended December 31, 2013 was $9.1 million, or $1.96 per share, compared with $10.4 million, or $2.23 per share, for the twelve months ended December 31, 2012. The current year core net income excluded $0.5 million in gain from bargain purchase and $1.4 million in acquisition expenses. The prior year core net income excluded pre-tax items of $0.3 million in net gain on securities transactions and $0.8 million in casualty gains. The decrease in core net income was due primarily to increases of $1.9 million in the provision for loan losses and $1.2 million in non-interest expense, and a decline of $0.2 million in net interest income. These items were partially offset by an increase of $1.5 million in non-interest income and a reduction of $0.6 million in income taxes. Core return on average assets and core return on average equity for the twelve months ended December 31, 2013 were 0.70% and 6.79%, respectively, compared with 0.83% and 7.91%, respectively, for the same period in the prior year.

Net Interest Income:

Net interest income for the fourth quarter of 2013 totaled $12.1 million compared with $11.6 million for the same period in the prior year, an increase of $0.5 million, or 3.7%. Net interest margin was 3.66% for the fourth quarter of 2013 compared with 3.98% for the same period in the prior year. The decline in net interest margin was due in part to a 39 basis point decrease in the yield on interest-earning assets, partially offset by a 13 basis point decline in the cost of funds and an increase of $144.1 million in average earning assets. In addition, the net interest margin declined as a result of the investment of cash from the branch acquisition into investment securities.

Net interest income for the current quarter totaled $12.1 million compared with $11.5 million for the preceding quarter ended September 30, 2013, an increase of $0.6 million, or 4.8%. Net interest margin was 3.66% for the current quarter compared with 3.84% for the preceding quarter. The increase in net interest income was due primarily to an increase of $117.0 million in average earning assets, partially offset by a 20 basis point decrease in the yield on interest-earning assets. The decline in net interest margin was due in part to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities and as stated above, the branch acquisition.

Net interest income for the twelve months ended December 31, 2013 totaled $46.6 million compared with $46.8 million for the prior year, a decrease of $0.2 million, or 0.5%. Net interest margin was 3.85% for the twelve months ended December 31, 2013 compared with 4.07% for the same period in the prior year. The decline in net interest income was due primarily to margin compression evidenced by a 34 basis point decrease in the yield on interest-earning assets, partially offset by a 16 basis point decline in the cost of funds and an increase of $59.3 million in average earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to reprice at current market rates. In addition, the Corporation anticipated a decline in the yield on interest-earning assets due in part to its investment of cash from the branch acquisition into investment securities.

Non-Interest Income:

Non-interest income for the fourth quarter of 2013 was $5.2 million compared with $4.4 million for the preceding quarter ended September 30, 2013 and $4.2 million for the same fourth quarter in the prior year. The increase from the preceding quarter and year-ago quarter was due primarily to a gain from bargain purchase and increases in Wealth Management fee income and service charges on deposit accounts.

Net loss on securities transactions for the fourth quarter of 2013 was less than $0.1 million, due primarily to the sale of a CDO consisting of a pool of trust preferred securities that was rated as Caa3 by Moody's. In light of uncertainty around the treatment of covered securities under Volker Rule provisions, the Corporation thought it was prudent to sell the CDO at a slight loss.

Non-interest income for the twelve months ended December 31, 2013 was $18.1 million compared with $17.2 million for the prior year, an increase of $0.9 million, or 5.2%. The increase was due primarily to a $0.5 million gain from bargain purchase and increases of $0.5 million in Wealth Management Group fee income and $0.5 million in service charges on deposit accounts. These items were partially offset by reductions of $0.8 million in casualty gains from insurance reimbursements and $0.3 million in net gain on securities transactions.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2013 was $14.5 million compared with $12.6 million for the prior year, an increase of $1.9 million, or 14.5%. The increase was due primarily to increases of $1.2 million in acquisition expenses and $0.3 million in pension and other employee benefits.

Non-interest expense for the current quarter was $14.5 million compared with $11.8 million for the preceding quarter ended September 30, 2013, an increase of $2.7 million, or 22.5%. The increase was due primarily to increases of $1.0 million in acquisition expenses, $0.5 million in salaries and wages, and $0.4 million in pension and other employee benefits.

Non-interest expense for the twelve months ended December 31, 2013 was $49.4 million compared with $46.8 million for the prior year, an increase of $2.6 million, or 5.6%. The increase was due primarily to increases of $1.4 million in acquisition expenses, $0.4 million in salaries and wages, $0.3 million in pension and other employee benefits, $0.3 million in net occupancy expense and $0.3 million in data processing costs. These items were partially offset by a decrease of $0.5 million in professional services.

Asset Quality:

Non-performing loans totaled $8.5 million at December 31, 2013, or 0.85% of total loans, up from $6.0 million, or 0.68%, at December 31, 2012. The increase in non-performing loans at December 31, 2013 was primarily in the commercial loan segment of the loan portfolio. Non-performing assets, which are comprised of non-performing loans and other real estate owned, totaled $9.0 million at December 31, 2013, or 0.61% of total assets, up from $6.6 million, or 0.53%, at December 31, 2012. The Corporation's peer group average for the ratio of non-performing assets to total assets was 1.46% at September 30, 2013 (the most recent period available).

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the fourth quarter of 2013 was $1.0 million compared with $0.9 million for the preceding quarter ended September 30, 2013, and $0.1 million for the same period in the prior year. The increase in the provision for loan losses was due primarily to the establishment of $0.5 million in additional specific reserves on two commercial loans and loan portfolio growth. Net charge-offs for the current quarter were $0.1 million compared with $0.3 million for the preceding quarter and $0.5 million for the same period in the prior year.

The provision for loan losses for the twelve months ended December 31, 2013 was $2.8 million compared with $0.8 million for the same period in the prior year. The increase in the provision for loan losses was due primarily to the establishment of $0.9 million in additional specific reserves on three commercial loans, loan portfolio growth and higher net charge-offs. Net charge-offs for the twelve months ended December 31, 2013 were $0.4 million compared with $0.2 million for the prior year.

At December 31, 2013 the allowance for loan losses was $12.8 million, compared with $10.4 million at December 31, 2012. The allowance for loan losses was 150.11% of non-performing loans at December 31, 2013, compared with 172.96% at December 31, 2012. The ratio of the allowance for loan losses to total loans was 1.28% at December 31, 2013, compared with 1.17% at December 31, 2012.

Balance Sheet Activity:

Assets totaled $1.476 billion at December 31, 2013 compared with $1.248 billion at December 31, 2012, an increase of $227.9 million, or 18.3%. The growth was due primarily to increases of $106.8 million in investment securities and $102.3 million, or 11.5%, in total portfolio loans. The increase in portfolio loans was due to strong growth of $64.5 million in commercial loans and $42.4 million in consumer loans.

Deposits totaled $1.263 billion at December 31, 2013 compared with $1.045 million at December 31, 2012, an increase of $218.6 million, or 20.9%. The increase was primarily due to $177.7 million from the branch acquisition and $40.9 million in organic deposit growth. At December 31, 2013, demand deposit and money market accounts comprised 65.5% of total deposits compared with 60.7% at December 31, 2012.

Total equity was $138.6 million at December 31, 2013 compared with $131.1 million at December 31, 2012, an increase of $7.5 million, or 5.7%. The total equity to total assets ratio was 9.39% at December 31, 2013 compared with 10.50% at December 31, 2012. The tangible equity to tangible assets ratio was 7.62% at December 31, 2013 compared with 8.53% at December 31, 2012. Book value per share increased to $29.67 at December 31, 2013 from $28.20 at December 31, 2012. As of December 31, 2013, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital standards.

Other Items:

The market value of total assets under management or administration in our Wealth Management Group was $1.888 billion at December 31, 2013 compared with $1.735 billion at December 31, 2012, an increase of $153.0 million, or 8.8%.

Subsequent Event:

In addition to the CDO that was sold during the fourth quarter of 2013, the Corporation owned one other CDO consisting of a pool of trust preferred securities. The remaining CDO was liquidated and the Corporation will record a gain of approximately $0.5 million during the first quarter of 2014. The Corporation does not own any other CDO's in its investment securities portfolio.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.5 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Shareholder Info.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2012 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(Dollars in thousands, except share data)	2013	2013	2013	2013	2012
ASSETS
Cash and due from financial institutions	$ 31,600	$ 37,491	$ 23,812	$ 27,757	$ 29,239
Interest-bearing deposits in other financial institutions	20,009	2,438	945	18,380	11,002
Total cash and cash equivalents	51,609	39,929	24,757	46,137	40,241

Trading assets, at fair value	366	313	389	384	348

Securities available for sale	346,016	259,275	225,362	235,307	239,686
Securities held to maturity	6,495	6,544	6,570	9,898	5,749
FHLB and FRB stocks, at cost	4,482	6,725	4,579	4,607	4,710
Total investment securities	356,993	272,544	236,511	249,812	250,145

Commercial	518,504	500,957	478,018	481,063	454,048
Mortgage	195,997	194,042	198,072	202,114	200,476
Consumer	281,365	272,635	257,950	238,256	238,993
Total loans	995,866	967,634	934,040	921,433	893,517
Allowance for loan losses	(12,776)	(11,856)	(11,320)	(10,825)	(10,433)
Loans, net	983,090	955,778	922,720	910,608	883,084

Loans held for sale	695	866	947	786	1,057
Premises and equipment, net	30,039	25,087	24,969	24,800	25,484
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	6,377	4,481	4,695	4,909	5,144
Other assets	25,150	20,269	20,348	20,712	20,833
Total assets	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,279,972	$ 1,248,160

Deposits:
Non-interest-bearing demand deposits	$ 351,222	$ 297,053	$ 297,523	$ 296,361	$ 300,610
Interest-bearing demand deposits	114,679	96,191	89,027	102,201	90,730
Insured money market accounts	361,095	289,459	261,060	265,025	243,115
Savings deposits	191,882	183,804	182,393	181,421	173,589
Time deposits	244,492	221,938	224,965	232,091	236,690
Total deposits	1,263,370	1,088,445	1,054,968	1,077,099	1,044,734

Securities sold under agreements to repurchase	32,701	30,499	30,568	31,427	32,711
FHLB advances	25,243	75,146	26,101	27,158	27,225
Other liabilities	16,251	12,195	12,844	11,380	12,375
Total liabilities	1,337,565	1,206,285	1,124,481	1,147,064	1,117,045

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,398	45,556	45,451	45,473	45,357
Retained earnings	111,031	110,740	109,755	108,296	107,078
Treasury stock, at cost	(18,059)	(18,266)	(18,205)	(18,291)	(18,566)
Accumulated other comprehensive income (loss)	155	(3,277)	(4,375)	(2,623)	(2,807)
Total shareholders' equity	138,578	134,806	132,679	132,908	131,115
Total liabilities and shareholders' equity	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,279,972	$ 1,248,160

Period-end shares outstanding	4,671,066	4,660,217	4,659,931	4,657,151	4,649,741

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Twelve Months Ended			Three Months Ended
	December 31,		Percent	December 31,		Percent
(Dollars in thousands, except share and per share data)	2013	2012	Change	2013	2012	Change
Interest and dividend income:
Loans, including fees	$ 45,135	$ 45,298	(0.4)	$ 11,530	$ 11,220	2.8
Taxable securities	4,391	5,357	(18.0)	1,271	1,215	4.6
Tax exempt securities	1,101	1,268	(13.2)	256	292	(12.3)
Interest-bearing deposits	36	153	(76.5)	15	30	(50.0)
Total interest and dividend income	50,663	52,076	(2.7)	13,072	12,757	2.5

Interest expense:
Deposits	2,350	3,182	(26.1)	559	695	(19.6)
Securities sold under agreements to repurchase	858	994	(13.7)	213	231	(7.8)
Borrowed funds	824	1,058	(22.1)	230	190	21.1
Total interest expense	4,032	5,234	(23.0)	1,002	1,116	(10.2)

Net interest income	46,631	46,842	(0.5)	12,070	11,641	3.7
Provision for loan losses	2,755	828	232.7	1,000	74	1251.4
Net interest income after provision for loan losses	43,876	46,014	(4.6)	11,070	11,567	(4.3)

Non-interest income:
Wealth management group fee income	7,344	6,827	7.6	1,896	1,657	14.4
Service charges on deposit accounts	4,706	4,241	11.0	1,328	1,098	20.9
Net gain (loss) on securities transactions	(13)	301	(104.3)	(14)	--	N/M
Net gain on sales of loans held for sale	503	484	3.9	78	214	(63.6)
Net gain (loss) on sales of other real estate owned	28	(45)	N/M	(5)	27	N/M
Casualty gains	--	790	(100.0)	--	--	N/M
Gain from bargain purchase	470	--	N/M	470	--	N/M
Other	5,038	4,590	9.8	1,476	1,196	23.4
Total non-interest income	18,076	17,188	5.2	5,229	4,192	24.7

Non-interest expense:
Salaries and wages	19,365	18,918	2.4	5,227	5,207	0.4
Pension and other employee benefits	5,939	5,624	5.6	1,777	1,486	19.6
Net occupancy	5,502	5,164	6.5	1,486	1,315	13.0
Furniture and equipment	2,326	2,205	5.5	726	605	20.0
Data processing	4,750	4,421	7.4	1,317	1,142	15.3
Professional fees	928	1,443	(35.7)	215	749	(71.3)
Amortization of intangible assets	921	1,047	(12.0)	258	238	8.4
Marketing and advertising	1,033	1,068	(3.3)	251	153	64.1
Other real estate owned expense	194	328	(40.9)	56	42	33.3
FDIC insurance	866	807	7.3	241	192	25.5
Merger and acquisition expenses	1,387	30	N/M	1,170	--	N/M
Loan expenses	780	788	(1.0)	243	250	(2.8)
Other	5,408	4,952	9.2	1,503	1,263	19.0
Total non-interest expense	49,399	46,795	5.6	14,470	12,642	14.5

Income before income tax expense	12,553	16,407	(23.5)	1,829	3,117	(41.3)
Income tax expense	3,822	5,385	(29.0)	343	987	(65.2)
Net income	$ 8,731	$ 11,022	(20.8)	$ 1,486	$ 2,130	(30.2)

Basic and diluted earnings per share	$ 1.87	$ 2.38		$ 0.32	$ 0.46
Cash dividends declared per share	1.04	1.00		0.26	0.25
Average basic and diluted shares outstanding	4,659,685	4,640,912		4,664,140	4,643,696

N/M - not meaningful.

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except share and per share data)	2013	2013	2013	2013	2012	2013	2012

RESULTS OF OPERATIONS
Interest income	$ 13,072	$ 12,509	$ 12,333	$ 12,748	$ 12,757	$ 50,663	$ 52,076
Interest expense	1,002	992	1,005	1,031	1,116	4,032	5,234
Net interest income	12,070	11,517	11,328	11,717	11,641	46,631	46,842
Provision for loan losses	1,000	874	450	431	74	2,755	828
Net interest income after provision for loan losses	11,070	10,643	10,878	11,286	11,567	43,876	46,014
Non-interest income	5,229	4,351	4,475	4,022	4,192	18,076	17,188
Non-interest expense	14,470	11,813	11,392	11,725	12,642	49,399	46,795
Income before income tax expense	1,829	3,181	3,961	3,583	3,117	12,553	16,407
Income tax expense	343	1,002	1,306	1,171	987	3,822	5,385
Net income	$ 1,486	$ 2,179	$ 2,655	$ 2,412	$ 2,130	$ 8,731	$ 11,022

Basic and diluted earnings per share	$ 0.32	$ 0.47	$ 0.57	$ 0.52	$ 0.46	$ 1.87	$ 2.38
Average basic and diluted shares outstanding	4,664,140	4,660,336	4,658,400	4,655,862	4,643,696	4,659,685	4,640,912

PERFORMANCE RATIOS
Return on average assets	0.42%	0.67%	0.84%	0.77%	0.67%	0.67%	0.88%
Return on average equity	4.34%	6.45%	7.92%	7.37%	6.33%	6.50%	8.41%
Return on average tangible equity (a)	5.40%	8.04%	9.88%	9.24%	7.94%	8.12%	10.63%
Efficiency ratio (b)	78.96%	73.08%	72.09%	74.50%	79.85%	74.73%	74.30%
Non-interest expense to average assets	4.09%	3.65%	3.60%	3.75%	3.98%	3.78%	3.73%
Loans to deposits	78.83%	88.90%	88.54%	85.55%	85.53%	78.83%	85.53%

YIELDS / RATES
Yield on loans	4.66%	4.69%	4.77%	5.04%	5.02%	4.79%	5.37%
Yield on investments	1.88%	2.10%	2.10%	2.28%	2.23%	2.07%	2.22%
Yield on interest-earning assets	3.97%	4.17%	4.21%	4.43%	4.36%	4.19%	4.53%
Cost of interest-bearing deposits	0.26%	0.30%	0.31%	0.33%	0.36%	0.30%	0.43%
Cost of borrowings	1.43%	2.49%	2.80%	2.79%	2.74%	2.42%	2.90%
Cost of interest-bearing liabilities	0.41%	0.47%	0.49%	0.50%	0.54%	0.47%	0.63%
Interest rate spread	3.56%	3.70%	3.72%	3.93%	3.82%	3.72%	3.90%
Net interest margin	3.66%	3.84%	3.87%	4.07%	3.98%	3.85%	4.07%

CAPITAL
Total equity to total assets at end of period	9.39%	10.05%	10.55%	10.38%	10.50%	9.39%	10.50%
Tangible equity to tangible assets at end of period (a)	7.62%	8.25%	8.63%	8.47%	8.53%	7.62%	8.53%

Book value per share	$ 29.67	$ 28.93	$ 28.47	$ 28.54	$ 28.20	$ 29.67	$ 28.20
Tangible book value per share	23.63	23.28	22.78	22.80	22.40	23.63	22.40
Period-end market value per share	34.17	34.63	33.49	33.90	29.89	34.17	29.89
Dividends declared per share	0.26	0.26	0.26	0.26	0.25	1.04	1.00

AVERAGE BALANCES
Loans (c)	$ 981,491	$ 950,657	$ 929,439	$ 909,166	$ 888,515	$ 942,908	$ 844,255
Earning assets	1,306,934	1,189,978	1,173,862	1,166,590	1,162,788	1,209,673	1,150,408
Total assets	1,404,770	1,283,577	1,269,472	1,266,379	1,264,125	1,306,367	1,253,725
Deposits	1,160,761	1,070,553	1,065,649	1,064,016	1,059,463	1,090,456	1,042,727
Total equity	135,979	133,955	134,392	132,783	133,799	134,285	131,119
Tangible equity (a)	109,082	107,528	107,746	105,913	106,703	107,576	103,670

ASSET QUALITY
Net charge-offs (recoveries)	$ 80	$ 338	$ (45)	$ 39	$ 469	$ 412	$ 178
Non-performing loans (d)	8,511	7,643	7,468	7,282	6,032	8,511	6,032
Non-performing assets (e)	9,049	8,207	8,056	7,847	6,597	9,049	6,597
Allowance for loan losses	12,776	11,856	11,320	10,825	10,433	12,776	10,433

Annualized net charge-offs to average loans	0.03%	0.14%	(0.02)%	0.02%	0.21%	0.04%	0.02%
Non-performing loans to total loans	0.85%	0.79%	0.80%	0.79%	0.68%	0.85%	0.68%
Non-performing assets to total assets	0.61%	0.61%	0.64%	0.61%	0.53%	0.61%	0.53%
Allowance for loan losses to total loans	1.28%	1.23%	1.21%	1.17%	1.17%	1.28%	1.17%
Allowance for loan losses to non-performing loans	150.11%	155.12%	151.58%	148.65%	172.96%	150.11%	172.96%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses divided by the total of net interest income plus non-interest income less net gain on securities transactions less casualty gains less gain from bargain purchase.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
N/M – not meaningful.

Chemung Financial Corporation
GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2013	2013	2013	2013	2012	2013	2012

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 138,578	$ 134,806	$ 132,679	$ 132,908	$ 131,115	$ 138,578	$ 131,115
Less: intangible assets	(28,201)	(26,305)	(26,519)	(26,733)	(26,968)	(28,201)	(26,968)
Tangible equity (non-GAAP)	$ 110,377	$ 108,501	$ 106,160	$ 106,175	$ 104,147	$ 110,377	$ 104,147

Total assets (GAAP)	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,279,972	$ 1,248,160	$ 1,476,143	$ 1,248,160
Less: intangible assets	(28,201)	(26,305)	(26,519)	(26,733)	(26,968)	(28,201)	(26,968)
Tangible assets (non-GAAP)	$ 1,447,942	$ 1,314,786	$ 1,230,641	$ 1,253,239	$ 1,221,192	$ 1,447,942	$ 1,221,192

Total equity to total assets at end of period (GAAP)	9.39%	10.05%	10.55%	10.38%	10.50%	9.39%	10.50%
Book value per share (GAAP)	$ 29.67	$ 28.93	$ 28.47	$ 28.54	$ 28.20	$ 29.67	$ 28.20

Tangible equity to tangible assets at end of period (non-GAAP)	7.62%	8.25%	8.63%	8.47%	8.53%	7.62%	8.53%
Tangible book value per share (non-GAAP)	$ 23.63	$ 23.28	$ 22.78	$ 22.80	$ 22.40	$ 23.63	$ 22.40

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 135,979	$ 133,955	$ 134,392	$ 132,783	$ 133,799	$ 134,285	$ 131,119
Less: intangible assets	(26,897)	(26,427)	(26,646)	(26,870)	(27,096)	(26,709)	(27,449)
Tangible equity (non-GAAP)	$ 109,082	$ 107,528	$ 107,746	$ 105,913	$ 106,703	$ 107,576	$ 103,670

Return on average equity (GAAP)	4.34%	6.45%	7.92%	7.37%	6.33%	6.50%	8.41%

Return on average tangible equity (non-GAAP)	5.40%	8.04%	9.88%	9.24%	7.94%	8.12%	10.63%
CONTACT: Karl F. Krebs, EVP and CFO
         kkrebs@chemungcanal.com
         Phone: 607-737-3714